Exhibit 99.1

Press Release

CMGI acquires PTS Electronics

Expansion into telecommunications and consumer electronics repair services further strengthens reverse logistics service offering

WALTHAM, Mass. — May 2, 2008 — CMGI®, Inc. (NASDAQ: CMGI), a global leader in supply chain management services, today announced it has acquired PTS Electronics (PTS), one of the largest independent consumer-electronics service repair and reverse logistics providers. The all cash transaction is valued at approximately $45 million. The transaction is expected to be cash flow positive, but neutral to earnings in fiscal 2008, and accretive to earnings in fiscal 2009 through a combination of planned revenue growth and operational synergies.

PTS is one of the nation’s largest remanufacturers of wireless and cellular phone products, and the largest single source for remanufactured HDTV and digital main boards and tuners. The variety of consumer-electronics service solutions offered by PTS will create a strategic extension of the end-to-end supply chain solutions offered through ModusLink, CMGI’s supply chain services business, enabling a more robust reverse logistics solution for high-tech clients. PTS’ capabilities add to ModusLink’s current reverse logistics services that include service parts management, contact center support, asset disposition channels and Level 1 repair. The PTS acquisition will also tightly integrate reverse and forward logistics operations, enabling a more effective global supply chain service for ModusLink clients.

“The long-term demand for high-tech consumer electronics continues to grow, especially for high-value, wireless communication devices,” said Joseph C. Lawler, chairman, president and chief executive officer of CMGI. “As more consumer electronics products proliferate in the market and features continue to merge into a single device, there is an increasing need to both accelerate and improve the value recovery from the returns process. And fast, reliable, economical service is essential. By acquiring PTS, we will be positioned to meet our clients complete reverse logistics needs. We view the aftermarket services space as a source of potential revenue and earnings growth in the future, and expect PTS to form the cornerstone of that service offering.”

“We have built our business on strong partnerships with the goal of continually exceeding customer expectations,” said Jack D. Craig, chief executive officer of PTS. “Rapid time-to-market requirements, low-cost strategies and short product lifecycles demand that manufacturers have a highly responsive and tightly integrated supply chain, which we will now be able to offer as part of ModusLink’s end-to-end supply chain solutions.”

With four facilities in Bloomington and Indianapolis, Indiana, PTS has approximately 500 technical and support staff. Based on unaudited financial statements, the PTS business generated 2007 revenue of approximately $37.4 million.

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About CMGI

CMGI, Inc. (NASDAQ: CMGI), through its subsidiaries ModusLink, Open Channel Solutions and PTS Electronics, provides industry-leading global supply chain management services and solutions that help businesses market, sell and distribute their products around the world. In addition, CMGI’s venture capital business, @Ventures, invests in a variety of technology ventures. For additional information, visit www.cmgi.com.

About ModusLink

ModusLink Corporation is a leading provider of global, end-to-end supply chain management solutions. The company provides technology clients in the software, computing, consumer electronics, storage and communications markets with customized supply chain solutions that improve time-to-market, productivity and customer satisfaction while reducing risk and cost. ModusLink’s services include consulting and planning, sourcing and supply base management, manufacturing and product configuration, fulfillment, logistics management, e-commerce and the complete range of aftermarket services. ModusLink has more than 30 facilities in 13 countries, creating the largest global footprint in the industry. With headquarters in Waltham, Massachusetts, the company is a subsidiary of CMGI, Inc. (NASDAQ: CMGI). For additional information, visit www.moduslink.com.

About PTS Electronics

PTS Electronics (PTS) is one of the largest consumer-electronics service repair and reverse logistics providers, and the largest single source for remanufactured HDTV and digital main boards and tuners. The company also services CATV converters, set-top controls and automotive audio and telematic systems. With more than 30 years of experience in the electronics industry, a strong backbone of technical manpower and state-of-the-art equipment, PTS provides unparalleled service solutions and component-level rebuilds. The company maintains more than 300 test stations for live air testing of all television products and has more than 50,000 parts in stock for daily rebuild demand. With headquarters in Bloomington, Indiana, PTS serves more than 20,000 customers nationwide, including independent service dealers, national retail chains, general line distributors, third party maintenance companies and major corporations. PTS is a subsidiary of CMGI, Inc. (NASDAQ: CMGI). For additional information, visit www.ptscorp.com.

This release contains forward-looking statements, which address a variety of subjects including, for example, the expected benefits of the transaction, the expected financial contribution of PTS and the expansion of capabilities expected to occur as a result of the transaction. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: There can be no assurance that projected financial results will be attained; There can be no assurance that other suitable acquisitions will be identified or available on terms acceptable to CMGI; CMGI’s success depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its solutions and services; CMGI may not be able to expand its operations in accordance with its business strategy; CMGI may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; CMGI derives a significant portion of its revenue from a small number of customers and the loss of any of those customers would significantly damage its financial condition and results of operations; increased competition and technological changes in the markets in which CMGI competes; and risks associated with international operations. ModusLink represents a significant percentage of CMGI’s operations and the occurrence of any of the foregoing factors with respect to ModusLink’s business may have an adverse effect on CMGI’s results of operations and financial results. For a detailed discussion of cautionary statements that may affect CMGI’s future results of operations and financial results, please refer to CMGI’s filings with the Securities and Exchange Commission, including CMGI’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

CMGI is a registered trademark of CMGI, Inc. and ModusLink is a registered trademark of ModusLink Corporation. All other company names and products are trademarks or registered trademarks of their respective companies.

Contacts

CMGI

Investors-Financial:

Marina Winberg

781-663-5012

ir@cmgi.com

Media:

Farrah Phillipo

PR/Communications Manager

781-654-6764

farrah_phillipo@moduslink.com

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